PLATO LEARNING, INC.
EMPLOYEE RESTRICTED STOCK UNIT AGREEMENT

This Employee Restricted Stock Unit Agreement (the “Agreement”) is dated as of June 6, 2008, and is entered into between PLATO Learning, Inc., a Delaware corporation (the “Company”), and [Name of Employee] (the “Employee”).

The grant made pursuant to this Agreement replaces and supersedes the remaining one-half cash payment due to be paid on June 6, 2008 under the Employee’s Special Bonus Letter (the “Letter”) dated October  , 2007, and approved in a Written Consent by the Compensation Committee of the Board of Directors on September 22, 2007.

The Employee has agreed by previously signing a Consent Agreement (the “Consent”) to forego the one-half remaining cash payment under the Letter to restricted stock units. In consideration of the mutual promises set forth below, the parties hereto agree as follows:

1. Conversation of Cash to Restricted Stock Units Subject to Acceptance of Agreement. Subject to the terms and conditions of this Agreement and the 2006 Stock Incentive Plan (the “Plan”), and effective as of the date of this Agreement, the Company hereby grants to the Employee restricted stock units covering      shares of the Company’s Common Stock (the “Shares”), as consideration for the cancelation of the one-half remaining cash payment of $     due under the Letter. The restricted stock units shall not be awarded unless the Employee shall accept this Agreement by executing it in the space provided below and returning it to the Company.

2. Vesting and Lapse of Forfeiture Restrictions. The Restricted Stock Units will become vested on June 9, 2008 (the “Vesting Date”), and the forfeiture restrictions will lapse and the Employee will have the right to receive 100% of the Shares, without risk of forfeiture on the Vesting Date, and the shares may then be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of on or after the Vesting Date.

3. Stock. Shares in book entry evidencing the Shares covered by the restricted stock units shall be issued without legend as of the Vesting Date and registered in the Employee’s name. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any Shares (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such Shares. The Company shall not be obligated to issue or deliver any Shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

4. Tax Withholding Obligations. As a condition precedent to the Award, the Employee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state or local laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. The Employee may elect to satisfy such tax withholding obligation by having the Company withhold Shares having a fair market value equal to the Company’s minimum withholding obligation. If the Employee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Employee, either in cash or in Shares. The Company shall not deliver any of the Shares until and unless the Employee has made the proper provision for the required tax withholding obligations.

5. Tax Consequences. The Employee has reviewed with the Employee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Employee understands that the Employee (and not the Company) shall be responsible for the Employee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

6. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

7. Agreement Subject to Plan. This Agreement is subject to the provisions of the Plan, and shall be interpreted in accordance therewith, except where specifically provided otherwise in this Agreement. The Employee hereby acknowledges receipt of a copy of the Plan.

PLATO LEARNING, INC.

By:
Michael A. Morache
President and Chief Executive Officer

Accepted this      day of

     , 2008

[Name of Employee]

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